EXHIBIT 15b


Shareholders and Board of Directors
Sanderson Farms, Inc.

We are aware of the incorporation by reference in Registration Statement (Form S-8 No. 333-92412) and Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 33-67474) pertaining to the Sanderson Farms, Inc. and affiliates Stock Option Plan of our report dated August 20, 2002 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Form 10-Q for the quarter ended July 31, 2002.






/s/ERNST & YOUNG LLP

Jackson, Mississippi
August 20, 2002